Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Affirmative Insurance Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-137938) on Form S-8 of Affirmative Insurance Holdings, Inc. and subsidiaries of our reports dated March 30, 2010, with respect to the consolidated balance sheets of Affirmative Insurance Holdings, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income (loss), stockholders’ equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Affirmative Insurance Holdings, Inc. and subsidiaries.

Our report dated March 30, 2010, on the effectiveness of internal control over financial reporting as of December 31, 2009, expresses our opinion that Affirmative Insurance Holdings, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2009 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to ineffective controls over the preparation and review of the provision for income taxes was identified and included in management’s assessment.

Dallas, Texas

March 30, 2010